EXHIBIT 99.1

PRESS RELEASE

Contact:	Mark H. Anders, President, AmericasBank Corp.
(410) 823-0500

TOWSON, M.D.—March 12, 2004—AmericasBank Corp, Towson, Maryland, the parent company of AmericasBank, a Maryland state-chartered commercial bank headquartered in Towson, Maryland, announced today that on March 11, 2004 it completed the sale of 2,875,000 shares of its common stock at a price of $2.00 per share. The number of shares sold includes 237,409 shares sold to existing shareholders in a rights offering and 2,637,591 shares sold in a “best efforts” public offering managed by McKinnon & Company, Inc. Estimated net proceeds from the offerings will amount to approximately $5.1 million.

Mark H. Anders, President and Chief Executive Officer, stated: “We are extremely pleased with the results of this offering. We will immediately put this capital to work to support our banking activities and carry out our strategic plan.”

Details of the offerings are contained in a prospectus for the rights offering dated February 13, 2004 and a prospectus for the public offering dated March 5, 2004. A copy of the rights offering prospectus may be obtained from AmericasBank Corp., 500 York Road, Towson, Maryland 21204 (410-823-0500). A copy of the public offering prospectus may be obtained from McKinnon & Company, Inc., 555 Main Street, Suite 1212, Norfolk, Virginia 23510 (757-623-4636).

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements, regarding AmericaBank Corp.’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the possible loss of key personnel; regulatory restrictions under which AmericasBank Corp. and AmericasBank are operating; changes in interest rates, deposit flows and loan demand; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp’s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.